Exhibit 99.1

News Release

[LOGO]

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES SECOND QUARTER

WINCHESTER, Virginia (November 18, 2003) – American Woodmark Corporation (NASDAQ/NM: AMWD) today announced results for the second quarter ended October 31, 2003.

Net sales increased 16.8% from the prior year to a record $169,395,000. Sales performance in the second quarter was the result of growth across all channels of distribution.

Gross profit of 20.4% was down from 24.3% the previous year due to higher material, labor and benefit costs. Higher material costs were due to a shift in product mix and increased raw material prices, primarily hardwood lumber. Overall labor costs increased due to overtime associated with volume in excess of forecast and more production from the Company’s newer facilities. These facilities are not currently operating at the same level of efficiency as the Company’s mature facilities due to the learning curve associated with relatively inexperienced employees. Higher benefit costs were due to additional pension and medical expenses. The increases in material, labor and benefit costs were partly offset by improved overhead costs due to the leverage provided by higher volume.

Selling, general and administrative costs decreased to 12.3% of net sales from 13.9% the previous year due to the combination of cost management efforts and a reduction in costs related to the Company’s pay-for-performance employee incentive plans.

Net income for the quarter was $8,227,000, or $0.99 per diluted share, compared with $9,140,000, or $1.09 per diluted share, in the same period of the prior year.

Leading indicators followed by the Company suggest demand in the industry will grow during the period covered by the third fiscal quarter ending January 31, 2004. Based on the Company’s market position and the value of its products and services, the Company currently expects net sales for the third fiscal quarter of the current fiscal year to increase by approximately 15% over the same period in the prior year.

Cost factors experienced during the second fiscal quarter will continue to pressure the Company’s gross margins during the third fiscal quarter. However, the Company expects margins to improve during the third quarter ending January 31, 2004. Based on higher volumes and improved gross margins, the Company currently believes that net income for the third quarter will be in the range of $0.90 to $0.95 per diluted share versus $0.80 per diluted share in the third quarter of the previous year.

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American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates thirteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended October 31		Six Months Ended October 31
	2003	2002	2003	2002
Net Sales	$169,395	$144,972	$324,327	$282,440
Cost of Sales & Distribution	134,861	109,690	255,960	211,394

Gross Profit	34,534	35,282	68,367	71,046
Sales & Marketing Expense	15,057	13,990	30,439	27,736
G&A Expense	5,818	6,142	11,763	12,907

Operating Income	13,659	15,150	26,165	30,403
Interest & Other Income/Expense	106	43	334	2
Income Tax Expense	5,326	5,967	10,152	12,008

Net Income	$8,227	$9,140	$15,679	$18,393

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	8,301,286	8,404,017	8,299,845	8,458,090
Earnings Per Diluted Share	$0.99	$1.09	$1.89	$2.17

Balance Sheet

	October 31 2003	April 30 2003
Cash & Cash Equivalents	$23,299	$15,512
Customer Receivables	49,223	40,615
Inventories	47,624	44,986
Other Current Assets	10,617	11,239

Total Current Assets	130,763	112,352
Property, Plant & Equipment	136,361	136,551
Other Assets	17,894	13,825

Total Assets	$285,018	$262,728

Current Portion – Long-Term Debt	$949	$932
Accounts Payable & Accrued Expenses	70,085	62,866

Total Current Liabilities	71,034	63,798
Long-Term Debt	18,625	19,016
Other Liabilities	21,334	19,815

Total Liabilities	110,993	102,629
Stockholders’ Equity	174,025	160,099

Total Liabilities & Stockholders’ Equity	$285,018	$262,728